Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 6, 2004, (except for Note 4, as to which the date is February 27, 2004) in the Registration Statement (Form S-4, No. 333-00000) and related Prospectus of KI Holdings Inc. for the registration of $203,000,000 principal amount at maturity Senior Discount Notes Due 2014.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

February 10, 2005